Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Robo.ai Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class B ordinary shares, par value US$0.0001 per share	(1)	Other	294,855,501	$1.0956	$323,043,686.90	0.0001531	$49,457.99

Total Offering Amounts:							$323,043,686.90		49,457.99
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$49,457.99

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Class B ordinary shares of the Registrant (“Class B ordinary shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Class B ordinary shares, as applicable.

Represents 294,855,501 Class B ordinary shares registered for resale by certain Selling Securityholders named in this Registration Statement.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Class B ordinary share on the Nasdaq Capital Market on August 22, 2025, which was approximately $1.0956 per share.